Exhibit 10.10

MONITORING FEE AGREEMENT

     THIS MONITORING FEE AGREEMENT is dated as of July 14, 2008 (this “Agreement”) and is between ExamWorks, Inc., a Delaware corporation (the “Company”), and Compass Partners, L.L.C., a New York limited liability company (“Compass”).

RECITALS

     1. The Company has entered into separate acquisition agreements with three targets, as a result of which, among other things, the Company will become the holding company of three independent medical examination (“IME”) businesses in multiple states (the “Initial Transactions”).

     2. As part of its growth strategy, the Company plans to acquire additional IME businesses over the next twenty-four (24) to thirty-six (36) months.

     3. Compass has expertise in the areas of finance, strategy, investment and acquisitions relating to the Company and its business and has facilitated the Initial Transactions and certain other related transactions (together with all future transactions, the “Transactions”) through its provision of structural analysis, due diligence investigations, and other advice and assistance in connection with the Transactions.

     4. The Company desires to continue to avail itself, for the term of this Agreement, of the expertise of Compass in these areas, and Compass wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

     5. The rendering by Compass of the services described in this Agreement is being made on the basis that the Company will pay the fees described below.

AGREEMENT

The parties agree as follows:

     SECTION 1. APPOINTMENT. The Company appoints Compass to render the monitoring, advisory and consulting services described in Section 2 (the “Services”) for the term of this Agreement.

     SECTION 2. SERVICES. Compass agrees that during the term of this Agreement, it will render to the Company, by and through itself, its affiliates and their respective officers, employees and representatives as Compass in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions or acquisitions and (d) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder will not include investment banking or other financial advisory services rendered by Compass or any of its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. Compass may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and Compass or its relevant affiliates, on the other hand.

SECTION 3. MONITORING FEE.

     (a) In consideration of the Services being provided by Compass, the Company will pay to Compass an aggregate annual monitoring fee in cash (the “Monitoring Fee”) equal to five percent (5%) of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Monitoring Fee will be payable quarterly in arrears no later than forty-five (45) days after the end of each calendar quarter, by wire transfer in same-day funds to the bank account designated by Compass, commencing at the Effective Time (as defined herein) through the Termination Date (as defined below). Any Monitoring Fee for the first calendar quarter of this Agreement will be prorated for the period of such quarter commencing at the Effective Time. Any Monitoring Fee for the last calendar quarter of this Agreement will be prorated for the period of such quarter ending on the Termination Date. For purposes of this Agreement, “Termination Date” means the earliest of (i) the date on which the Company consummates an initial public offering, (ii) the date on which the Company consummates a change of control transaction or a sale of substantially all of its assets, in either case approved by the majority of its stockholders or (iii) such earlier date as the Company and Compass may mutually agree upon.

     (b) To the extent the Company cannot pay the Monitoring Fee for any reason, including by reason of any debt financing of the Company or its subsidiaries, the payment by the Company to Compass of the accrued and payable Monitoring Fee will be deferred until the earlier of (i) the date of payment of such deferred Monitoring Fee that is not otherwise prohibited under any contract applicable to the Company and that is otherwise able to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest at an annual rate of ten percent (10%), compounded quarterly, from the date due until paid.

     SECTION 4. REIMBURSEMENTS. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse Compass and each of its affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by Compass and its affiliates in connection with the Transactions, or the Services rendered under this Agreement, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by Compass or any of its affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by Compass, or any of its affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with Compass’ or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement.

     SECTION 5. INDEMNIFICATION. The Company will indemnify and hold harmless Compass, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of Compass pursuant to, and the performance by Compass of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses will be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

     SECTION 6. ACCURACY OF INFORMATION. The Company will furnish or cause to be furnished to Compass such information as Compass believes reasonably appropriate to its monitoring, advisory and consulting services hereunder and to comply with SEC or other legal requirements relating to the beneficial ownership by Compass or its affiliates (including ExamWorks Holdings, LLLP, of the capital stock of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that Compass (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

     SECTION 7. EFFECTIVE TIME. This Agreement will become effective (the “Effective Time”) as of the closing date of the first Initial Transaction.

     SECTION 8. TERM. This Agreement will become effective as of the Effective Time and will continue until the Termination Date, except that Section 5 will remain in effect thereafter with respect to Monitoring Fees and Out-of-Pocket Expenses which were incurred prior to the Termination Date, but have not, in each case, been paid to Compass in accordance with Sections 3 and 4. The provisions of Sections 3(b), 5, 6 and 8 will survive the termination of this Agreement.

     SECTION 9. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein will in any way preclude Compass or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 10. MISCELLANEOUS.

     (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

     (b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to Compass:

655 Madison Avenue
23rd Floor
New York, NY 10021
Attention: Richard E. Perlman
Facsimile: (646) 358-1779

with a copy (which will not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE
Suite 2400
Atlanta, GA 30308
Attention: Reinaldo Pascual
Facsimile: (404) 685-2227

if to the Company:

ExamWorks, Inc.
1500 Pleasant Valley Way
Suite 301
West Orange, NJ 07052
Attention: Michael J. Bendit
Facsimile: (973) 847-0304

     Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

     (c) This Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted transferees and their respective successors, each of which permitted transferees will agree, in writing in form and substance satisfactory to Compass, to become a party hereto and be bound to the same extent as its transferor hereby. Subject to the next sentence, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     (f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

[Signatures on following page]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Monitoring Fee Agreement on the date first written above.

EXAMWORKS, INC.

By:	/s/ Michael J. Bendit
Name: Michael J. Bendit
Title: Chief Financial Officer

COMPASS PARTNERS, L.L.C.

By:	/s/ Richard E. Perlman
Name: Richard E. Perlman
Title: President

(Signature Page to Monitoring Fee Agreement)